Exhibit 99.1

Media contact:	Investor contact:
Richard Silverman, +1 212 632 6285	Jean Greene, +1 212 632 1905
richard.silverman@lazard.com	investorrelations@lazard.com

LAZARD ELECTS DR. JOHN K. SHANK TO BOARD

NEW YORK, January 24, 2006 – Lazard Ltd (NYSE: LAZ) today announced it has elected Dr. John K. Shank to its Board of Directors, effective immediately.

Dr. Shank is the Noble Foundation Professor of Management emeritus at the Tuck School at Dartmouth and a visiting professor at the Naval Post Graduate School in Monterey, California. He has published 17 books, more than 100 case studies and more than 100 articles in leading journals in accounting, finance and management. His recent research interests center around the strategic-cost-management theme, which he pioneered.

The addition of Dr. Shank increases the number of Lazard Ltd directors to six. The other members of Lazard’s Board are: Bruce Wasserstein, Chairman and CEO of Lazard Ltd; Steven J. Heyer, CEO of Starwood Hotels & Resorts Worldwide; Ellis Jones, CEO of Wasserstein & Co. LP; Vernon E. Jordan, Jr., a Senior Managing Director of Lazard Ltd; and Anthony Orsatelli, CEO of IXIS Corporate and Investment Bank.

Dr. Shank, 65, holds an AB degree from Oberlin College, an MBA from the University of Pittsburgh, and a Ph.D. in Accounting from The Ohio State University. He is a member of Phi Beta Kappa, Beta Gamma Sigma, Beta Alpha Psi and the American Accounting Association.

Before joining the Dartmouth faculty, he taught at The Ohio State University for eight years and The Harvard Business School for seven years. Outside the US, he has taught in MBA programs in Amsterdam, Barcelona, Ghent, Helsinki, Lausanne, London, Paris, Prague and Stockholm.

Prior to entering academia, Dr. Shank worked in public accounting for both of the firms that merged to form Deloitte and Touche.

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 29 cities across 16 countries in North America, Europe, Asia, Australia and South America. With origins dating back to 1848, the firm provides services including mergers and acquisitions advice, asset management, and restructuring advice to corporations, partnerships, institutions, governments, and individuals. For more information on Lazard, please visit www.lazard.com.

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Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

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